Exhibit 4.1

Execution Version

Original Issue Date: January 16, 2026

Principal Amount: $50,000,000

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (this “Note”) is a duly authorized and validly issued debt obligation of New Era Energy & Digital Inc., a Nevada corporation (the “Company” or the “Borrower”), having its principal place of business at 4501 Santa Rosa Drive, Midland, Texas 79707 and is issued pursuant to and in accordance with the Purchase Agreement (as defined below) between the Company and the Holder (as defined below).

FOR VALUE RECEIVED, the Company promises to pay to SharonAI, Inc., or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $50,000,000 (or such lower amount as remains outstanding at such time) and any other sums due hereunder on the Maturity Date (as defined below), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events with respect to any juridical entity: (a) the entity commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the entity, (b) there is commenced against the entity any such case or proceeding that is not dismissed within sixty days after commencement, (c) the entity is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the entity suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty calendar days after such appointment, (e) the entity makes a general assignment for the benefit of creditors, or (f) the entity, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the New York Federal Reserve Bank is closed.

“Change of Control Transaction” means the occurrence after the date hereof of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of effective control (whether through legal or beneficial ownership of capital stock, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of either the Company or TCDC, (b) TCDC sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company or members of TCDC, as applicable, immediately prior to such transaction cease to own in excess of fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction, or (c) the Company sells or transfers all or substantially all of its equity interests in TCDC to another Person and the stockholders of the Company or members of TCDC, as applicable, immediately prior to such transaction cease to own in excess of fifty percent (50%) of the aggregate voting power of the acquiring entity immediately after the transaction.

“Collateral” shall have the meaning set forth in Section 8(k).

“Conversion Price” shall be the Daily VWAP of the Common Stock on the Nasdaq Global Market for the thirty Trading Days immediately preceding, but not including, the Maturity Date, Optional Redemption Date or the date of an Event of Default (the “Conversion Period”), as applicable, and as adjusted for any stock split, reverse stock split, in-kind dividend, stock combination recapitalization or other similar transaction involving the shares of Common Stock during such Conversion Period or Optional Redemption Period. Notwithstanding the foregoing, in no event shall the Conversion Price be less than 20% of the Nasdaq Official Closing Price on the date hereof.

“Daily VWAP” means the volume-weighted average price per share of Common Stock (calculated to the nearest one-hundredth of one cent) as displayed under the heading “Bloomberg VWAP” on the Bloomberg AQR screen page of New Era Energy & Digital, Inc. (or, if such page is not available, its equivalent successor page) in respect of the period beginning at 9:30:01 a.m., New York time (or such other time as the Nasdaq Global Market publicly announces is the official open of trading) and ending at 4:00:00 p.m., New York time (or such other time as the Nasdaq Global Market publicly announces is the official close of trading) on a given Trading Day.

“Event of Default” shall have the meaning set forth in Section 5(a).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest, in each case in the nature of a security interest securing indebtedness for borrowed money.

“Maturity Date” means, except to the extent earlier redeemed in accordance with Section 2 hereof, June 30, 2026.

“Note Register” shall have the meaning set forth in Section 2(b).

“Optional Redemption” shall have the meaning set forth in Section 2(c).

“Optional Redemption Amount” means the sum of (a) 100% of the then outstanding principal amount of this Note elected by the Company to be redeemed, plus (b) accrued but unpaid interest on such principal amount and plus (c) in the case of any election by the Company to redeem this Note in full, all other amounts due in respect of this Note.

“Optional Redemption Date” shall have the meaning set forth in Section 2(c).

“Optional Redemption Notice” shall have the meaning set forth in Section 2(c).

“Optional Redemption Notice Date” shall have the meaning set forth in Section 2(c).

“Optional Redemption Period” shall have the meaning set forth in Section 2(c).

“Original Issue Date” means the date of the first issuance of the Note, as set forth on the first page hereof, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority, or other entity.

“Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of January 16, 2026 between the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms pursuant to which this Note is issued.

“TCDC” means Texas Critical Data Centers LLC, a Delaware limited liability company.

“Trading Day” means any day on which the Nasdaq Global Market is open for trading during its regular trading session, regardless of whether the Common Stock actually trades on such day; provided, that if the Common Stock is not listed on the Nasdaq Global Market at the applicable time, then “Trading Day” means any day on which the principal national securities exchange or trading market on which the Common Stock is then listed or quoted is open for trading during its regular trading session, regardless of whether the Common Stock actually trades on such day.

“Transaction Documents” means this Note, the Purchase Agreement, the Security and Pledge Agreement executed by Borrower and TCDC, the Issuer Control Agreement executed by Borrower and TCDC and the Guaranty executed by TCDC.

Section 2. Interest and Redemption.

a) Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate outstanding principal amount of this Note at the rate of 10.00% per annum (the “Regular Interest Rate”) payable on the Maturity Date (the “Interest Payment Date”) (if the Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash. Upon the occurrence of an Event of Default and continuing until all amounts outstanding under this Note in respect of principal and interest are paid, the Company shall pay interest to the Holder on any past due amounts owing under this Note at the rate of 18% per annum (the “Default Interest Rate”).

b) Interest Calculations. Interest at the Regular Interest Rate or the Default Interest Rate, as applicable, shall be calculated for the actual number of days elapsed on the basis of a 365-day year and shall not compound. Interest at the Regular Interest Rate and Default Interest Rate shall be payable on the Maturity Date. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

c) Optional Redemption. At any time after the Original Issue Date and before the Maturity Date, the Company may, deliver one or more written notices to the Holder (an “Optional Redemption Notice” and the date any such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election (provided that any such election may be delivered subject to and conditioned upon the closing and/or funding of any related transaction) to redeem all or any portion of the then outstanding principal amount of this Note together with interest accrued therein for cash in an amount equal to the Optional Redemption Amount on the tenth Business Day following any Optional Redemption Notice Date (such date, the “Optional Redemption Date”, such 10 Business Day period, the “Optional Redemption Period” and each such redemption, an “Optional Redemption”). The applicable Optional Redemption Amount is payable in full on the applicable Optional Redemption Date.

Section 3. Registration of Transfers and Exchanges.

a) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

b) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary. The Company shall update the Note Register to reflect permitted transferees and assignees of the Note. The Note Register shall include the name and address of each Holder and principal amount (and stated interest) owing to each Holder pursuant to the terms of this Note.

Section 4. Conversion.

a) Conversion Event.  Holder has the right, at its option to convert an aggregate principal amount of up to $10 million of the Note (the “Conversion Amount”), into shares of the Borrower’s common stock, par value $0.0001 per share (“Common Stock”) solely upon the Maturity Date or upon any applicable Optional Redemption Date or in the case of the acceleration of the payment of the entire principal of this Note due to an Event of Default (such date, the “Accelerated Due Date”). The number of shares of Common Stock the Company issues upon such conversion (“Conversion Shares”) will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the Conversion Amount by (y) the Conversion Price. At least five days prior to Maturity Date or Optional Redemption Date, as applicable, the Holder will notify the Borrower in writing of its option to convert a portion of this Note and the Conversion Amount to be converted.

b) Authorized Shares.  The Borrower represents that upon issuance, the Conversion Shares will be validly issued, fully paid and non-assessable. The Borrower (i) acknowledges that it will instruct its transfer agent to have the Conversion Shares issued as contemplated by Section 4(a) hereof, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers, and agents who are charged with the duty of causing the Borrower to electronically issue shares of Common Stock to execute and cause the Conversion Shares to be issued as contemplated by Section 4(a) hereof in accordance with the terms and conditions of this Note.

c) Method of Conversion.

(1) Payment of Taxes. The Borrower shall not be required to pay any documentary, stamp, transfer or similar tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(2) Delivery of Common Stock Upon Conversion. Upon conversion of this Note into Conversion Shares, the Borrower shall cause the issuance and delivery of the Conversion Shares in book-entry form on the books of the Company’s transfer agent as contemplated by Section 4(a) hereof) on the Maturity Date or the applicable Optional Redemption Date, as applicable, or promptly after notice of conversion from the Holder on or after the Accelerated Due Date.

d) Concerning the Shares. The Conversion Shares issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (“1933 Act”), or (ii) such shares are sold pursuant to an exemption from such registration. Subject to the removal provisions set forth below, until such time as the Conversion Shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, each book-entry position for the Conversion Shares that has not been included in an effective registration or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN EXEMPTION FROM REGISTRATION UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Upon the request of the Holder, the legend set forth above shall be removed if, unless otherwise required by applicable state securities laws, such Conversion Shares are (i) sold pursuant to an effective registration statement filed under the 1933 Act, (ii) Holder provides a legal counsel opinion to the effect that a public sale or transfer of such Conversion Shares may be made without registration under the 1933 Act, or (iii) sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction; provided that the Holder has provided all documentation and evidence (which may include an opinion of counsel) as may be reasonably required by the Company or its transfer agent to confirm that such legend may be removed under applicable securities laws. The Company shall be responsible for the fees of its transfer agent associated with any such issuance. The Holder agrees to sell all Conversion Shares in compliance with applicable prospectus delivery requirements, if any.

e) Effect of Certain Events.

(1) Effect of Merger, Consolidation, Etc. The sale, conveyance or disposition of all or substantially all of the assets of the Borrower related to TCDC, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall be treated pursuant to Section 4(e)(2) hereof.

(2) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to the full satisfaction of the conversion rights under Section 4(a), there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower related to TCDC other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in accordance with Section 4(a) immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges prior to satisfaction of the conversion rights under Section 4(a).

f) Exchange Limitation. Notwithstanding anything in this Note to the contrary, the Company shall not issue any Conversion Shares upon conversion of this Note, if the issuance of such Conversion Shares, together with any shares of Common Stock issued in connection with the Purchase Agreement and with any other related transactions that may be considered part of the same series of transactions, would exceed 19.99% of the outstanding Common Stock of the Company or 19.99% or more of the outstanding voting power of the Company, each as of the date hereof (the “Nasdaq Maximum”), or that would otherwise violate the Company’s obligations under the rules or regulations of the Nasdaq Stock Market LLC, except that such limitation shall not apply in the event that the Company obtains the approval of its shareholders as required by the applicable rules of the Nasdaq Stock Market LLC for issuances of shares of Common Stock in excess of such amount. The Company agrees to, as promptly as practicable and in no more than 90 days from the date hereof, hold a special meeting of stockholders to approve the issuance of Common Stock in excess of the Nasdaq Maximum. Any failure by the Company to issue shares as a result of the limitations imposed by this Section 4(f) shall in no way be considered (i) a breach or default of any provision of this Note or (ii) an Event of Default.

Section 5. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of this Note or (B) interest and other amounts owing to the Holder on this Note, as and when the same shall become due and payable (whether on a Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five Trading Days;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Note and such failure shall remain uncured or unremedied for ten calendar days after receipt of written notice from the Holder of such failure;

iii. a breach, default, event of default or the failure to observe or perform any covenant or agreement (subject to any grace or cure period provided in the applicable agreement, document or instrument) by the Company or TCDC shall occur under any of the Transaction Documents (and not covered by any other clause of this Section 5) and such event shall remain uncured or unremedied for ten calendar days after receipt of written notice from the Holder of such event;

iv. [Reserved];

v. any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any material respect (or, to the extent such representation or warranty is qualified by materiality or material adverse effect, in any respect) as of the date when made or deemed made and such event shall remain uncured or unremedied for thirty calendar days after receipt of written notice from the Holder of such event;

vi. the Company or TCDC shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money that results in any such indebtedness greater than $2,500,000 in the aggregate becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii. the Company or TCDC or any Significant Subsidiary of the Company (as such term is defined in Rule 1.02(w) or Regulation S-X) shall be subject to a Bankruptcy Event;

viii. the occurrence of any Change of Control Transaction (other than any such Change of Control Transaction that results in the payment or other satisfaction in full of this Note);

ix. the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, the Collateral of the Borrower or TCDC having an aggregate fair value or repair cost (as the case may be) in excess of $10,000,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within sixty days after the date thereof;

x. a final and non-appealable monetary judgment, writ or similar final process, as determined by a court of competent jurisdiction, shall be entered or filed against the Company or TCDC or any of their respective Collateral for more than $10,000,000 and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of sixty calendar days;

xi. prior to the payment in full and satisfaction of the amount owed under this Note, any security interest and Lien purported to be created by any Transaction Document shall cease to be in full force and effect, or shall cease to give the Holder, the Liens, rights, powers and privileges purported to be created and granted under such Transaction Documents (including a perfected priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Transaction Document)) in favor of the Holder, or shall be asserted by the Company or any affiliate(s) not to be a valid, perfected, priority (except as otherwise expressly provided in this Note, any such Transaction Document) security interest in or Lien on the Collateral covered thereby;

xii. if, at any time on or after the Original Issue Date, the Borrower’s Common Stock (A) is suspended from trading, (B) halted from trading, and/or (C) fails to be quoted or listed (as applicable) on the Nasdaq Stock Market LLC, or its successor or another national exchange, in each case, for a period of more than twenty trading days; and/or

xiii. the restatement of the audited financial statements filed by the Borrower with the SEC resulting from fraud or willful misconduct for any date or period from the year prior to the Original Issue Date of this Note and until this Note is no longer outstanding, other than (i) corrections that do not require a Form 8-K under Item 4.02(a) or reissuance of previously issued financial statements, or (ii) restatements required solely to reflect changes in GAAP first effective after the Original Issue Date.

b) Remedies Upon Event of Default. If an Event of Default has occurred and is continuing, Holder will have the right to accelerate payment of the entire principal of this Note, and, upon such acceleration, this Note will thereupon become forthwith due and payable, and the Company will forthwith pay to Holder the entire outstanding principal of, and all accrued interest on, this Note; provided, that in the case of an Event of Default under Section 5(a)(vii), the entire principal of this Note shall become immediately due and payable in full, and the Company will forthwith pay to Holder the entire outstanding principal of, and all accrued interest on, this Note. Commencing on the occurrence of any Event of Default and for as long an Event of Default is not cured, the interest rate on any past due amounts under this Note as set forth in Section 2 above shall accrue at the Default Interest Rate. Upon the payment in full in cash or other satisfaction in full of this Note (including by conversion or otherwise), the Holder shall promptly surrender this Note to or as directed by the Company. In connection with any acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may, while any Event of Default is continuing, enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Borrower shall pay the Holder hereof costs of collection, including reasonable and documented out-of-pocket attorneys’ fees.

Section 6. Negative Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not directly or indirectly:

a) lend money, give credit, make advances to or enter into any transaction with any affiliates of the Borrower, except (i) investments in subsidiaries and (ii) transactions that are entered into in the ordinary course of business, on fair and reasonable terms no less favorable to the Borrower than those that would have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an affiliate as determined in good faith by the Borrower’s board of directors or audit committee, and in compliance with applicable securities laws;

b) merge, dissolve, liquidate, consolidate with or into another Person, or sell, transfer, license, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets related to TCDC whether now owned or hereafter acquired, in each case in a transaction that would constitute a Change of Control Transaction (other than any such Change of Control Transaction that results in the payment or other satisfaction in full of this Note); or

c) enter into, create, incur, assume or suffer to exist any Liens securing debt for borrowed money, on or with respect to any property, assets or revenues now owned or hereafter acquired without the consent of the Holder (not to be unreasonably withheld, conditioned or delayed).

Section 7. Affirmative Covenants. As long as any portion of this Note remains outstanding, the Company shall:

a) preserve, renew and maintain in all material respects in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization and take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, in each case except as would not reasonably be expected to cause a material adverse effect;

b) comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it, in each case except as would not reasonably be expected to cause a material adverse effect;

c) maintain proper books of record and account in conformity with GAAP consistently applied (subject, in the case of unaudited financial statements, to year-end and other adjustments required or recommended by independent auditors) are made of all financial transactions and matters involving the assets and business of the Company;

d) upon the occurrence of any Event of Default and for as long as an Event of Default is continuing, permit representatives of the Holder to visit and inspect any of the Company’s properties, to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the Company’s affairs, finances and accounts with the Company’s directors and officers, all at the reasonable expense of the Company and at such reasonable times during normal business hours, provided, that Holder shall be limited to one such visit and inspection at Company’s expense during any calendar year;

e) the Company shall refrain from disclosing any material non-public information about the Company to the Holder, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company (as determined in the reasonable good faith judgment of the Holder), (i) the Holder shall promptly provide written notice of such breach to the Company and (ii) the Company shall publicly disclose such material, non-public information within 24 hours following demand therefor by the Holder; and

f) until the time that Holder does not own any Conversion Shares, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by electronic mail or sent by a nationally recognized overnight courier service, addressed to the Company, at the email address or mailing address set forth on its signature page hereto, or such other electronic mail or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by electronic mail, or sent by a nationally recognized overnight courier service addressed to the Holder at the email address, or address of the Holder appearing on the books of the Company, or if no such email address or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement, or such other electronic mail or address as the Holder may specify for such purposes by notice to the Company delivered in accordance with this Section 8(a). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail prior to 5:30 p.m. (New York City time) on any Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second (2nd)Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay (or satisfy via conversion in accordance with Section 4) the principal of and accrued interest, as applicable, on this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct debt obligation of the Company.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

e) Amendment; Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Costs of Collection and Enforcement. The Company agrees to pay any collection expense, court costs and, to the extent allowed by applicable law, reasonable and documented out-of-pocket attorneys’ fees and legal fees, (whether or not suit is commenced) which are incurred in the collection or enforcement of this Note or of any part hereof or any of the other Transaction Documents; and in the event suit is brought to enforce payment hereof, that such expenses, costs and fees be determined by a court sitting without a jury. Attorneys’ fees shall include any such reasonable and documented out-of-pocket fees incurred in any Bankruptcy Event, appellate or related ancillary or supplemental proceedings, whether before or after final judgment related to the enforcement or defense of this Note and any of the other Transaction Documents.

h) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).  It is agreed and understood that no party shall be liable to any other party for consequential, punitive, special, indirect or exemplary losses or damages alleged in connection with the Transaction Documents of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the party has been advised of the likelihood of such loss or damage and regardless of the form of action. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

i) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

j) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

k) Secured Obligation. The obligations of the Company under this Note are secured by the Company’s ownership interests in TCDC, and substantially all of TCDC’s assets (such assets, other than any expressly excluded under the terms of the Transaction Documents, the “Collateral”), in each case pursuant to the Security and Pledge Agreement, dated as of January 16, 2026, between TCDC, the Company, and the initial Holder and the Deed of Trust and Security Agreement, dated as of January 16, 2026, between TCDC and the initial Holder.

l) Tax Form. On or prior to the date on which the Holder acquires an interest in this Note (and from time to time upon the reasonable request of the Company), the Holder shall provide the Company a valid Internal Revenue Service Form W-9, Request for Taxpayer Identification Number and Certificate, duly executed by an officer of Holder establishing that the Holder is exempt from U.S. federal backup withholding tax.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ E. Will Gray II
	Name:	E. Will Gray II
	Title:	Chairman and Chief Executive Officer

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